UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

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NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

20701 Cooperative Way Dulles, VA	20166-6691 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 467-1800

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Petersen Employment Agreement

On December 22, 2014, National Rural Utilities Cooperative Finance Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Sheldon C. Petersen, the Company’s current Chief Executive Officer. The Agreement, effective January 1, 2015, replaces and supersedes Mr. Petersen’s Employment Agreement dated January 1, 2008 (the “Prior Agreement”).

The Agreement provides Mr. Petersen with an annual base salary of no less than $975,000 and annual short-term and long-term incentives if applicable performance goals and/or other criteria are achieved. In addition, Mr. Petersen is eligible to participate in the Supplemental Executive Retirement Plan, discussed below. The term of the Agreement is January 1, 2015 to May 31, 2017, with automatic one-year renewal terms thereafter, unless six months’ notice of non-renewal is given by either party. In addition, the Company can terminate Mr. Petersen’s service for any reason, and Mr. Petersen may resign for any reason, earlier than the end of the then-term of the Agreement. The Agreement includes certain severance payments described below, consistent with the severance terms of Mr. Petersen’s Prior Agreement.

If the Company terminates Mr. Petersen’s employment without Cause (as defined in the Agreement) or if he terminates his employment for Good Reason (as defined in the Agreement), the Company will pay Mr. Petersen a lump-sum severance payment equal to the product of three times the sum of (i) his annual base salary in effect at the time of termination and (ii) his short-term incentive award, if any, for the year prior to termination.

If the Company terminates Mr. Petersen’s employment due to disability (as defined in the Agreement), he will be entitled to a disability benefit equal to sixty percent of the base salary in effect when the disability commences and sixty percent of his target short-term award, if any, under the Company’s annual incentive plan in effect for the year in which he became disabled.

If Mr. Petersen’s employment terminates due to death, Mr. Petersen’s beneficiary or estate will be entitled to the lesser of (a) a lump sum payment equal to one year’s base salary or (b) the base salary that would have been paid in the remaining period of the term of employment prior to death (but in no case less than the base salary for a six month period).

The foregoing summary of the Agreement is qualified in its entirety by reference the Agreement, which is attached hereto as Exhibit 10.1.

Petersen Supplemental Executive Retirement Plan

Simultaneously and in connection with entering into the Agreement, the Company entered into a Supplemental Executive Retirement Plan (the “SERP”), effective January 1, 2015. The SERP is an unfunded, non-qualified plan. Under the SERP, the Company can make discretionary contributions to an account for Mr. Petersen. Mr. Petersen will vest in any amounts in the account on December 31, 2016, provided he remains an employee of the Company at that time. If contributions are made to the account after December 31, 2016, Mr. Petersen will vest on the last day of the calendar year in which such contributions are made, provided he remains employed by the Company at that time.

To the extent not already fully vested, Mr. Petersen will fully vest in the account upon the occurrence of any of the following events: (i) termination by the Company on account of death or disability, (ii) termination by the Company without Cause (as defined in the Agreement), or (iii) resignation by Mr. Petersen for Good Reason (as defined in the Agreement). Upon vesting, he will be paid any amounts in the account as soon as reasonably practicable.

The foregoing summary of the SERP is qualified in its entirety by reference to the SERP, which is attached hereto as Exhibit 10.2.

Item 9.01	Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement between the Company and Sheldon C. Petersen, effective January 1, 2015.

10.2	Supplemental Executive Retirement Plan of the Company, effective January 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

By:	/s/ J. ANDREW DON
J. Andrew Don
Senior Vice President and Chief Financial Officer

Dated:  December 23, 2014